1 3 0 Cheshire Lane , # 1 0 1 M i n n e t o n k a , M N 5 5 3 0 5 p h o n e : ( 9 5 2 ) 4 4 9 - 9 0 9 2 f a x : ( 9 5 2 ) 4 4 9 - 9 3 5 3	Legal Department Reply to: Damon E. Schramm dschramm@lakesentertainment.com 952.449.7069

May 4, 2007

PLKS Holdings, LLC
c/o Prentice Capital Management, LP
623 Fifth Avenue, 32nd Floor
New York, NY 10022

Ladies and Gentlemen:

Reference is hereby made to that certain Warrant No. PC-1, dated February 15, 2006 (the “Warrant”), issued by Lakes Entertainment, Inc. (the “Company”) to PLKS Holdings, LLC (“PLKS Holdings”) for the purchase of shares of common stock of the Company. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Warrant.

In order to induce PLKS Holdings to exercise the Warrant in full and cause the cash proceeds from the Warrant to be paid to the Company, the Company and PLKS Holdings hereby agree as follows:

1. Warrant_Amendment. The Warrant is hereby amended by reducing the exercise price of the Warrant from $7.50 per share to $6.50 per share (the “New Exercise Price”).

2. Warrant Exercise. PLKS Holdings is hereby exercising the Warrant, in full, for the remaining 1,147,500 Warrant Shares and shall, within two (2) days following the execution of this letter, deliver to the Company (i) the exercise notice for the purchase, at the New Exercise Price, of the remaining 1,147,500 Warrant Shares and (ii) the aggregate exercise price of $7,458,750 (the “Aggregate Exercise Price”) for the 1,147,500 Warrant Shares via wire transfer(s) to the Company’s account set forth below:

UBS AG
ABA: 026007993
UBS Financial Services
A/C#: 101 - WA-258641-000
For Further Credit to: Lakes Entertainment A/C#: CP-75473-DE

The Company acknowledges that the Aggregate Exercise Price constitutes the aggregate exercise price for the purchase of the remaining 1,147,500 Warrant Shares. The Company shall cause to be credited to PLKS Holdings’ balance account (free of any restrictions) with DTC set forth below the 1,147,500 shares of Common Stock to be issued upon exercise of the Warrant in accordance with Section l(c) of the Warrant.
www.lakesentertainment.com

PLKS Holdings, LLC May 4, 2007 Page 2	DTC#050 Account Name: PLKS Holdings, LLC Account Number: 038-C09332

3. Representations and Warranties of the Company. The Company represents and warrants to PLKS Holdings that:

(a) The Company has full power and authority to enter into this letter agreement. The execution, delivery and performance of this letter agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company.

(b) The execution, delivery and performance by the Company of this letter agreement do not and will not: (i) violate any decree or judgment of any court or other governmental authority applicable to or binding on the Company; (ii) violate any provision of any federal or state statute, rule or regulation which is applicable to the Company; (iii) violate or breach any contract or agreement (written or oral) to which the Company is a party or by which the Company or any of its assets or properties are bound; or (iv) violate or conflict with any provision of the Company’s certificate of incorporation or bylaws. No consent or approval of, or filing with, any governmental authority or other person not a party hereto is required for the execution, delivery and performance by the Company of this Agreement.

4. Representations and Warranties of PLKS Holdings. PLKS Holdings represents and warrants to the Company that:

(a) PLKS Holdings has full power and authority to enter into this letter agreement. The execution, delivery and performance of this letter agreement by PLKS Holdings have been duly authorized by all necessary limited liability company action on the part of PLKS Holdings. This Agreement has been duly and validly executed and delivered by PLKS Holdings and constitutes the legal, valid and binding obligation of PLKS Holdings.

(b) The execution, delivery and performance by PLKS Holdings of this letter agreement do not and will not: (i) violate any decree or judgment of any court or other governmental authority applicable to or binding on PLKS Holdings; (ii) violate any provision of any federal or state statute, rule or regulation which is applicable to PLKS Holdings; or (iii) violate or conflict with any provision of the Company’s certificate of formation or limited liability company agreement.

(c) Upon exercise, PLKS Holdings shall have no further rights pursuant to the Warrant other than those listed in Section l(c) and Section 16, which shall survive in accordance with their respective terms.

5. Miscellaneous.

(a) This letter agreement, together with the Warrant, the Securities Purchase Agreement and the Registration Rights Agreement, constitute the entire agreement among the
www.lakesentertainment.com

PLKS Holdings, LLC
May 4, 2007

parties with respect to the matters contained herein. This letter agreement does not amend or supersede, in any respect, the Securities Purchase Agreement and/or the Registration Rights Agreement which shall continue in full force and effect in accordance with their respective terms.

     (b) This letter agreement may not be amended or assigned without the prior written consent of each party hereto. This letter agreement shall be binding upon, enforceable against, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This letter agreement shall be enforced, governed and construed in all respects in accordance with the New York law (without regard to principles of conflicts of law). This letter agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

If the foregoing accurately reflects our mutual understanding, please sign the acknowledgment below and return an executed copy to the Company.

Very truly yours, /s/ Damon E. Schramm Damon E. Schramm General Counsel

Accepted and Agreed to as of the date first referenced above

PLKS HOLDINGS, LLC

By:	Prentice Capital Management, LP, its Manager

By:	/s/ Mathew Hoffman Name: Mathew Hoffman Title: General Counsel
www.lakesentertainment.com

EXHIBIT A
EXERCISE NOTICE
TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS
WARRANT TO PURCHASE COMMON STOCK
LAKES ENTERTAINMENT, INC.
     The undersigned holder hereby exercises the right to purchase 1,147,500 of the shares of Common Stock (“Warrant Shares ”) of Lakes Entertainment, Inc., a Minnesota corporation (the “Company”), evidenced by the attached Warrant to purchase Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.
     1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:
                       ✓        a “Cash Exercise” with respect to 1,147,500 Warrant Shares; and/or a “Cashless Exercise” with respect to __________ Warrant Shares.
     2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $7,458,750 to the Company in accordance with the terms of the Warrant.
3. Delivery of Warrant Shares. The Company shall deliver to the holder 1,147,500 Warrant Shares in accordance with the terms of the Warrant.

Date:	May 4, 2007

PLKS HOLDINGS, LLC

Name of Registered Holder

By:	/s/ Mathew Hoffman Name: Mathew Hoffman
Title: General Counsel of the Manager of PLKS Holdings, LLC

27-0140190

Tax ID or SSN of Registered Holder

623 Fifth Avenue, 32nd FL, NY, NY 10022, c/o Prentice Capital Management, LP,

Street Address of Registered Holder
Attention: Mathew B. Hoffman